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                                                                      Exhibit 99
                                                                      ----------

                                                                    NEWS RELEASE
                                                                  April 13, 1998


SIGHT RESOURCE ACQUIRES EYEGLASS EMPORIUM
INDIANA EYE CARE CHAIN IS COMPANY'S 5TH ACQUISITION

(Holliston, Massachusetts) - Sight Resource Corporation (NASDAQ: VISN), a leading provider of primary eye care services and managed vision care programs, today announced the acquisition of Eyeglass Emporium, a privately-held primary eye care chain in Indiana. This is Sight Resource's fifth acquisition of an eye care chain and increases its number of eye care centers to 95.

Terms of the transaction were not disclosed.

Established in 1981, Eyeglass Emporium operates nine eye care centers with total annualized revenues of about $5 million. The Northwest Indiana chain serves a population of roughly 800,000 people. For a brief period, Eyeglass Emporium's headquarters will remain in Merrillville, Indiana, where a former co-owner will serve as operating manager. Following this transition all operations for the chain will be managed under Sight Resource's E.B. Brown unit in Cleveland.

William T. Sullivan, President and Chief Executive Officer of Sight Resource Corporation, said, "I'm excited to have Eyeglass Emporium as the most recent addition to our group of regional chains. This acquisition is consistent with our ongoing strategy of buying regionally-dominant primary eye care chains that are well-positioned to benefit from the growing role of managed care. Eyeglass Emporium is a strong, profitable company with about a 15 percentage market share in its area of operation, an impressive staff and excellent growth potential."

Sight Resource provides a complete range of primary eye care products and services through its primary eye care centers, managed care programs, laser vision correction centers and integrated networks of opticians, optometrists and ophthalmologists. The Company's wholly-owned subsidiaries include Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island and now Eyeglass Emporium in Indiana.

CONTACT:  Nils Bonde-Henriksen, Manager of Corporate Communications, 508-429-
6916.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission.